FOR IMMEDIATE RELEASE



                                                                October 26, 2004
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)



CONTACT:
Yuri Morita
(Managing Executive Officer and
Senior Vice President, Corporate Affairs Group)
Phone: +81-(0)3-3214-7500




            Advantest Issues Stock Option (Stock Acquisition Rights)

Tokyo -October 26, 2004 - Advantest Corporation (the "Company") resolved at a meeting of its Board of Directors today to issue stock options in the form of stock acquisition rights pursuant to Article 280 Paragraphs 20 and 21 of the Commercial Code and a shareholders resolution at the 62nd annual general meeting of shareholders under the terms set forth below.



1. Date of issuance                          November 15, 2004

2. Number of stock acquisition rights issued 40

3. Issuance price                            No consideration shall be paid.

4. Class and total number of shares          4,000 shares of common stock of
   underlying the stock acquisition rights   Advantest Corporation (each stock
                                             acquisition right shall be
                                             exercisable for 100 shares)

5. Total subscription price to be paid       746,400 Yen (7,464 Yen per share)
   upon exercise of each stock acquisition
   right

6. The total value of all shares (newly      29,856,000 Yen
   issued shares or treasury shares)
   issued or delivered upon the
   exercise of stock acquisition rights

7. Exercise period of the stock acquisition  Between April 1, 2005 and
   rights                                    March 31, 2009

8. The amount of the issuance price of the   3,732 Yen per share
   newly issued shares issued pursuant
   to the exercise of stock acquisition
   rights that will be incorporated into
   capital

9. The number of employees receiving stock   Employees of the Company's overseas
   acquisition rights                        subsidiaries, totaling 2



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For Reference


(1)  The date of the meeting of the Board of                 May 28, 2004
     Directors setting the date for
     the annual general meeting of shareholders
(2)  Date of the resolution made pursuant to the             June 25, 2004
     annual general meeting of shareholders





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